Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement (the “Agreement”) dated as of November 11, 2010 (the “Effective Date”) is made and entered into by and between the City of Nashua, New Hampshire (“City”) and Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”.)
WHEREAS, the City and Pennichuck are parties to an eminent domain proceeding pursuant to RSA Chapter 38 before the New Hampshire Public Utilities Commission (“PUC”), docketed by the PUC as DW 04-048 (the “PUC Eminent Domain Proceeding”);
WHEREAS, on July 25, 2008, the PUC issued its Order No. 24,878 (the “PUC Approval Order”) concluding, among other things, that (i) the taking of the plant and property of PWW by eminent domain is in the public interest, (ii) the initial valuation of such plant and property as of December 31, 2008 was $203 million, and (iii) the City must establish a $40 million mitigation fund to protect the interests of the customers of PEU and PAC;
WHEREAS, on March 25, 2010, the New Hampshire Supreme Court affirmed the PUC Approval Order No. 24,878 and the PUC’s Order No. 24,948, which decision became effective upon issuance of the Court’s mandate on April 7, 2010;
WHEREAS, it is the City’s and Pennichuck’s desire, and it is mutually beneficial to them and, they believe, in the public interest to resolve their differences on a consensual basis, rather than through continuation of the administrative litigation process (including potential appeals) that would otherwise be necessary to conclude the eminent domain process under NH RSA 38;
WHEREAS, the City and Pennichuck have executed and delivered that certain Agreement and Plan of Merger dated as of November 11, 2010 (the “Merger Agreement”) which provides for the City directly or indirectly to acquire all of the issued and outstanding shares of PNNW stock and common stock equivalents (the “Merger”) as a means of acquiring control over the water systems owned and operated by Pennichuck;
WHEREAS, the City and Pennichuck have entered into the Merger Agreement, together with this Agreement, to effect a comprehensive settlement of the eminent domain dispute between the parties relating to the acquisition by the City of the water system owned and operated by PWW, pursuant to the provisions of NH RSA Chapter 38 and Chapter 347, Section 5 of 2007 N.H. Laws, as amended by Chapter 1, Section 118 of the Laws of the 2010 Special Session (the “Special Legislative Authority”);
WHEREAS, as a condition and material inducement to Pennichuck’s entry into the Merger Agreement and in consideration therefor, the City has entered into this Agreement with Pennichuck; and

WHEREAS, it is the City’s and Pennichuck’s intention that this Agreement shall be binding and enforceable on each of them.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, the City and Pennichuck agree as follows:
1.	Settlement and Resolution of the PUC Eminent Domain Proceeding. In consideration of the agreements set forth herein and in the Merger Agreement, the City and Pennichuck agree to settle all claims, controversies and disputes between the parties in the PUC Eminent Domain Proceeding, in accordance with the terms and conditions of this Agreement.
2.	Final Determination of Price; Ratification Vote. The City and Pennichuck agree that they intend that $29.00 per share for the common stock and/or common stock equivalents of PNNW (the “Price”), as stated in the Merger Agreement, shall constitute the “final determination of the price to be paid for the plant and property to be acquired under the provisions of RSA 38:8, 38:9 or 38:10 and any consequential damages under RSA 38:33” within the meaning of NH RSA 38:13. Accordingly, the City agrees that it shall, within 90 days after the date of the Merger Agreement, take all steps necessary to duly call, give notice of, convene and hold a meeting of the City’s Board of Aldermen for the purpose of taking action by an affirmative vote of not less than 10 members of the City’s Board of Aldermen (a) to approve and ratify, pursuant to NH RSA 38:13 and the Special Legislative Authority, the issuance of bonds and notes necessary to defray the costs to be incurred by the City to consummate the Merger pursuant to the terms and conditions of the Merger Agreement (if so approved and ratified, the “Acquirer Ratification Vote”), and (b) to make the findings required by the Special Legislative Authority (if so made, the “Acquirer Special Findings Vote”). The City agrees that (i) an affirmative vote of less than 10 members of the City’s Board of Aldermen regarding the Acquirer Ratification Vote, or (ii) the failure by the Board of Alderman to take a vote within the 90-day period specified in this Paragraph 2, shall each constitute a vote in the negative for purposes of RSA 38:13.
3.	Withdrawal Notice; Escrow Agreement. The City and Pennichuck agree that the petition filed by the City in DW 04-048 should be dismissed with prejudice, subject to the terms and conditions of this Settlement Agreement, except to the extent necessary for the PUC to approve the Merger and the other transactions contemplated by the Merger Agreement. Contemporaneous with the execution of this Agreement, the City and Pennichuck have each executed the Joint Notice of Withdrawal and Motion for Dismissal with Prejudice attached hereto as Exhibit A (the “Withdrawal Notice”). The City and Pennichuck agree to cause the executed Withdrawal Notice to be delivered to a person who shall hold the Withdrawal Notice as escrow agent pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

4.	Filing of the Withdrawal Notice with the PUC. Upon the termination of the Merger Agreement by either the City or Pennichuck in accordance with the terms of Section 8.02 thereof, the City and Pennichuck agree that, in accordance with the terms of the Escrow Agreement, Pennichuck shall have the right, upon providing five (5) days prior written notice to the escrow agent (the “Notice”), with a contemporaneous copy to the City (addressed to City Corporation Counsel), to direct the Escrow Agent to release the Withdrawal Notice to Pennichuck’s independent attorneys, McLane, Graf, Raulerson & Middleton (“Pennichuck’s Attorney”). Such Notice to the Escrow Agent shall include evidence that Pennichuck has provided the required Notice copy to the City. The Escrow Agreement shall provide that the Escrow Agent shall release the Withdrawal Notice to Pennichuck’s Attorney no sooner than five days after the Escrow Agent’s receipt of such Notice. Promptly after the Escrow Agent’s disbursement of the Withdrawal Notice to Pennichuck’s Attorney, Pennichuck shall cause Pennichuck’s Attorney to file the Withdrawal Notice with the PUC.
5.	Effect of Filing of the Withdrawal Notice. The City and Pennichuck each agree that, upon the filing of the Withdrawal Notice and the dismissal of the PUC Eminent Domain Proceeding, they each release and forever discharge the other party and their officers, members, shareholders, directors, attorneys, agents, representatives, employees, and subsidiaries of and from any and all actions, claims, debts, controversies, promises, compensation, and liabilities of whatsoever kind and nature, including any claim for monetary damages or lost profits that they may have and/or could have had against one another, arising out of or in connection with the PUC Eminent Domain Proceeding; provided however, that each of the parties shall be fully subject to the terms and conditions and provisions of the Merger Agreement, this Agreement and the Escrow Agreement, including but not limited to the obligation to pay any liquidated damages or the Company Termination Fee, as that term is defined in the Merger Agreement; and provided further that the parties acknowledge this Agreement, including the foregoing release, shall not affect, restrict, diminish or extinguish any rights that Pennichuck Water Works has or may have to recover its defense-related expenses associated with the PUC Eminent Domain Proceeding through PUC approved rates it charges its customers (including the City).
6.	Representations and Warranties of the Parties. Each of the parties hereto represents and warrants to the other party as follows:
(a)	Authority and Enforceability. Each party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each party has been duly authorized by all authorities required to approve such actions. This Agreement has been duly and validly executed and delivered by each party and constitutes a valid and binding agreement of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	No Conflicts or Consents. The execution and delivery and performance of this Agreement does not conflict with (i) any statute, rule, regulation or law to which any party is subject, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any party is a party or is otherwise subject. The execution and delivery of this Agreement by each party does not, and the performance of this Agreement by each party will not, require any consent, approval, authorization or permission of any governmental entity or person, except to the extent that the requests made through the filing of the Withdrawal Notice will be subject to the review and approval of the PUC.
7.	Equitable Remedies. Because an award of money damages would be inadequate for any breach of this Agreement by a party, and any such breach would cause any other party irreparable harm, the parties also agree that, in the event of any breach or threatened breach of this Agreement, any such aggrieved non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity.

8.	Other Provisions.
(a)	Modification. This Agreement may be modified or waived only by a separate writing signed by each party.
(b)	Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced because of any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
(c)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Hampshire without regard to conflicts-of-laws principles.
(d)	Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.
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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr.	By:	/s/ Donnalee Lozeau
Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli
Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli
Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli
Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli
Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli
Duane C. Montopoli, CEO
Exhibit A – Notice of Withdrawal and Motion for Dismissal with Prejudice by City of Nashua
Exhibit B – Form of Escrow Agreement

EXHIBIT A TO SETTLEMENT AGREEMENT
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
City Of Nashua
RSA 38 Proceeding re Pennichuck Water Works
DW 04-048
Notice of Withdrawal and Motion for Dismissal with Prejudice
The City of Nashua hereby notifies the New Hampshire Public Commission that it wishes to withdraw its Petition for Valuation pursuant to RSA 38:9 filed March 25, 2004, and moves the Commission to dismiss this proceeding with prejudice.
Respectfully submitted,
CITY OF NASHUA
By Its Attorneys
RATH, YOUNG AND PIGNATELLI, P.C.

Date: November 11, 2010	By:	/s/ William F. J. Ardinger
William F.J. Ardinger
Paul A. Burkett Andrew W. Serell One Capital Plaza, P.O. Box 1500 Concord, NH 03301 (603) 226-2600
Certificate
I hereby certify that I have today served a copy of this Notice of Withdrawal and Motion to Dismiss with Prejudice on all persons on the Commission’s service list.
Date:
____________________________

EXHIBIT B TO SETTLEMENT AGREEMENT
ESCROW AGREEMENT
This Escrow Agreement (the “Escrow Agreement”) dated as of November 11th, 2010 (the “Effective Date”) is made and entered into by and among the City of Nashua, New Hampshire (“City”), Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”, and the City and Pennichuck are together referred to as the “Depositors”), and Attorney Morgan A. Hollis, of the law firm of Gottesman & Hollis, P.A. (the “Escrow Agent”).
W I T N E S S E T H:
WHEREAS, the City and Pennichuck are parties to that certain Settlement Agreement dated November 11, 2010, which is attached hereto as Exhibit A (the “Settlement Agreement”);
WHEREAS, under the terms and conditions of the Settlement Agreement, the Notice of Withdrawal and Motion for Docket Markings attached as Exhibit A to the Settlement Agreement is to be executed by legal counsel for the City (the “Withdrawal Notice”) and delivered to the Escrow Agent; and
WHEREAS, the parties wish to place in escrow the Withdrawal Notice to be held pursuant to the terms and conditions of this Escrow Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
A G R E E M E N T:
1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.
2.	Appointment of Escrow Agent. The Depositors hereby appoint Escrow Agent to act as the escrow agent hereunder, and Escrow Agent hereby accepts such appointment for the purpose of receiving, safeguarding and releasing the Withdrawal in accordance with the terms and conditions set forth herein.
3.	Deposit of Withdrawal Notice. Escrow Agent acknowledges receipt of the original executed Withdrawal from the City.
4.	Safeguarding of Withdrawal Notice. For so long as this Escrow Agreement remains in effect, the Escrow Agent shall keep and maintain the Withdrawal in a safe and secure location, which location shall be communicated to the City and Pennichuck.

5.	Release of Withdrawal Notice. Upon receipt of a written notice executed by a senior executive officer of Pennichuck in the form attached hereto as Exhibit B, the Escrow Agent is hereby authorized and directed to release the Withdrawal Notice to the person designated in such written notice.

6.	Termination.
(a)	This Escrow Agreement shall be effective as of the date hereof and shall continue in full force and effect until the close of business on the day during which the Withdrawal is released in accordance with Section 5, at which time this Escrow Agreement shall automatically terminate. Upon termination of this Escrow Agreement, Escrow Agent shall be discharged from any further obligation hereunder.
(b)	Except as specifically agreed in writing by the City and Pennichuck, termination of this Escrow Agreement under Section 6(a) shall not relieve any of the parties hereto of any obligation arising under this Escrow Agreement prior to termination.
(c)	For purposes of this Escrow Agreement, the term “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which commercial banks in New Hampshire are required or authorized by law or executive order to remain closed.
7.	Exculpation and Indemnification of Escrow Agent. It is understood and agreed that Escrow Agent shall:
(a)	be under no duty to accept information from any person other than the City and Pennichuck and then only to the extent and in the manner provided in this Escrow Agreement;
(b)	be protected in acting upon any written notice, opinion, request, certificate, approval, consent or other document believed by it to be genuine and signed by the proper party or parties;
(c)	be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is given in accordance with Section 11 hereof;
(d)	be indemnified and held harmless jointly and severally by the City and Pennichuck against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Escrow Agreement, except such claims as are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty; provided, however, that promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify each other party thereof in writing; and provided, further, that the indemnitors hereunder shall be entitled, jointly or severally and at their own expense, to participate in and/or assume the defense of any such action, suit or proceeding;

(e)	have no liability or duty to inquire into the terms and conditions of any agreements to which Escrow Agent is not a party, its duties under this Escrow Agreement being understood to be purely ministerial in nature;
(f)	be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the written advice of such counsel; provided, however, that nothing contained in this subsection (f), nor any action taken by Escrow Agent, or of any counsel, shall relieve Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty, all as provided in subsection (d) above;
(g)	not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement, unless the same shall be in writing and signed by all of the parties hereto;
(h)	if and to the extent it is uncertain as to its duties and rights hereunder, be entitled to refrain from taking any action other than to keep all property held by it in escrow until it shall be directed otherwise in a joint writing by the City and Pennichuck, in accordance with this Escrow Agreement, or by a final judgment of a court of competent jurisdiction;
(i)	have no liability for any act or omission done pursuant to the instructions contained or expressly provided for herein, or written instructions given by joint instructions of the City and Pennichuck pursuant hereto;
(j)	have the right, at any time, to resign hereunder by giving written notice of its resignation to the City and Pennichuck, at their addresses set forth below, at least 30 Business Days prior to the date specified for such resignation to take effect; in which case, upon the effective date of such resignation:
(i)	the Withdrawal Notice shall be delivered by it to such person as may be designated jointly in writing by the City and Pennichuck, whereupon Escrow Agent’s performance obligations hereunder shall cease and terminate; and

(ii)	if no such person has been designated by such date, Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated jointly in writing by the City and Pennichuck, or, if no such person shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction, and the provisions of subsections (f) and (j) of this Section 7 shall remain in effect.

8.	Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the Escrow Agent and the Depositors with respect to the subject matter hereof and supersedes any other prior oral or written agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof.
9.	Waiver. The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a further or continuing waiver of such breach or a waiver of any subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
10.	Binding Effect; Assignment. This Escrow Agreement shall inure to the benefit of, and shall be binding upon Pennichuck, the City and Escrow Agent and their respective successors and assigns. Nothing in this Escrow Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Escrow Agreement. Except as specifically set forth herein, no assignment of this Escrow Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of all other parties hereto and any attempted assignment without the required consents shall be void.
11.	Notices. All notices, requests, demands, claims, and other communications hereunder will be given in writing and either electronically by email or by facsimile. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given in writing two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the City:	With a copy to:

James McNamee, Esq.	Rath, Young and Pignatelli, P.C.
Corporation Counsel	One Capital Plaza
City of Nashua	Concord, NH 03301
229 Main Street	Attention: William F.J. Ardinger
Nashua, NH 03064	wfa@rathlaw.com
mcnameej@nashuanh.gov	Fax no. (603) -
Fax no. (603) -

If to Pennichuck:	With a copy to:

Roland E. Olivier, Esq.	McLane, Graf, Raulerson & Middleton,
General Counsel	Professional Association
Pennichuck Corporation	11 So. Main Street, Suite 500
25 Manchester Street	Concord, NH 03301
Merrimack, NH 03054	Attention: Steven V. Camerino
rolivier@pennichuck.com	steven.camerino@mclane.com
Fax no. (603) 913-2325	Fax no. (603) 230 – 4448

If to Escrow Agent:

Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
12.	Further Assurances. The parties hereto agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Escrow Agreement and the consummation of the transactions contemplated hereby.
13.	Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Such execution shall be effective when one or more such counterparts shall have been executed by each of the parties hereto and at least one of each such counterpart shall have been delivered to each of the other parties hereto.

14.	Miscellaneous. This Agreement shall be governed by, and its provisions construed in accordance with, the internal laws of the state of New Hampshire applicable to contracts made and to be wholly performed within such state and without regard to conflicts of laws provisions of any jurisdiction which would result in the application of any laws other that those of the state of New Hampshire. This Agreement may be modified only in writing signed by each of the parties hereto.
15.	Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr.	By:	/s/ Dannalee Lozeau

Witness		Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Oliver	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

ESCROW AGENT:

/s/ Julia L. Hefferan	By:	/s/ Morgan A. Hollis

Morgan A. Hollis
Exhibit A – Settlement Agreement (see Exhibit C to Merger Agreement)
Exhibit B – Form of Notice to Escrow Agent

EXHIBIT B TO ESCROW AGREEMENT
FORM OF NOTICE TO ESCROW AGENT
<DATE>
CERTIFIED MAIL, RETURN RECEIPT REQUESTED
Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
RE: Notice of Escrow Release — Withdrawal Notice
Dear Attorney Hollis:
I am the President and CEO of Pennichuck Corporation (“PNNW”) and CEO of PNNW’s wholly owned subsidiaries, Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”) (PNNW, PWW, PEU, PAC and PWSC are collectively referred to hereinafter as “Pennichuck”).
In accordance with the provisions of Section 5 of the Escrow Agreement dated as of November 11th, 2010 (“Escrow Agreement”) by and among the Depositors (which term is defined in the Escrow Agreement to include the City of Nashua, New Hampshire (“City”) and Pennichuck) and [Name] (the “Escrow Agent”), Pennichuck hereby delivers this Notice and directs you as the Escrow Agent to immediately release the Withdrawal Notice (as that term is defined in the Escrow Agreement) to the following authorized agent of Pennichuck:
Attorney Steven V. Camerino
McLane Graf, Raulerson & Middleton
Professional Association
11 So. Main Street, Suite 500
Concord, NH 03301
I hereby certify on behalf of Pennichuck that Pennichuck delivered to the City a copy of this Notice five (5) days prior to the date of this Notice.

Please let me know if you have any questions regarding the above and/or this Notice.
Sincerely,
Duane C. Montopoli
President and CEO

CC:	James McNamee, City of Nashua, New Hampshire
William F. J. Ardinger, Rath, Young and Pignatelli, P.C.
Roland E. Olivier, Pennichuck Corporation
Steven V. Camerino, McLane, Graf, Raulerson & Middleton, PA